EXHIBIT 99.1

For Immediate Release
Media Contact:     Melissa Hurney 703.312.1827 or mhurney@fbr.com
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Investor Contact:  Kurt R. Harrington 703.312.9647 or kharrington@fbr.com
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                    FBR Asset Investment Corporation Reports
                          Record Third Quarter Results

                  Third Quarter Earnings Per Share Increase 71%


ARLINGTON, Va., October 24, 2001 - FBR Asset Investment Corporation (AMEX: FB) today reported third quarter 2001 net income of $5.6 million, or $0.88 per basic share; compared with net income of $2.4 million, or $0.58 per basic share for the third quarter of 2000. Revenue for the third quarter of 2001 was $9.6 million, compared with $5.6 million for the third quarter of 2000. Fully diluted net income per share for the third quarter of 2001 was $0.86 per share; compared to $0.58 per share for the third quarter of 2000.

For the first nine months of 2001, FBR Asset had net income of $9.8 million, or $2.17 per basic share; compared with net income of $3.0 million, or $0.63 per basic share, for the first nine months of 2000. Fully diluted net income per share for the first nine months of 2001 was $2.12 per share; compared to $0.63 per share for the first nine months of 2000. Revenue for the first nine months of 2001 was $18.9 million, compared to $17.8 million for the first nine months of 2000.

"We are very pleased to deliver these record results to our shareholders," said Eric F. Billings, Chairman and Chief Executive Officer of FBR Asset. "We have fully invested the capital raised in our August secondary offering, and look forward to realizing the full earnings impact of our investments in the coming quarters."

FBR Asset declared a third quarter dividend of $0.80 per share on September 19, 2001, payable on October 15, 2001, to shareholders of record as of September 28, 2001.

FBR Asset is a Real Estate Investment Trust (REIT) formed in December 1997. It invests in mortgage-backed securities, mezzanine loans, and equity securities. As of September 30, 2001, the Company had $1.3 billion in total assets; $191.3 million in shareholders' equity; book value of $23.97 per basic share, and 8.0 million shares outstanding.

     Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), through its subsidiaries and affiliated entities, currently has a 24.6 percent equity ownership interest in FBR Asset, and has options to purchase an additional 9.3 percent of the company. The majority of FBR Asset's outstanding shares are owned by individual and institutional investors.

FBR Asset listed on the American Stock Exchange on September 29, 1999.

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     Note to Editors:  Please note that "FBR Asset  Investment  Corporation" and
"Friedman, Billings, Ramsey Group, Inc." are two different companies. FBR Asset is a REIT, which is required as a result of its tax status, to pay a dividend. FBR Asset (ASE: FB) is externally managed by Friedman, Billings, Ramsey Investment Management, Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) is a publicly held company, which has historically never paid a dividend. Friedman, Billings, Ramsey Group, Inc. is a minority owner of FBR Asset. Thank you.

         Statements concerning future performance, earnings, developments, expenditures, negotiation or other events, concerning expectations, plans, or objectives for future operations or for growth, concerning market forecasts, or filed backlog, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual events, results, or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, demand for asset management services, available technologies, competition for business and personnel, and general economic, political, and market conditions.

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         Two pages of financial data follows this page.